NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities (together, the 'Funds') issued by Rydex ETF Trust (the 'Trust') from listing and registration on the effective date of this Form 25:

Rydex 2x Russell 2000 ETF (symbol:  RRY)
Rydex 2x S&P MidCap 400 ETF (symbol:  RMM)
Rydex 2X S&P Select Sector Energy ETF (symbol:  REA)
Rydex 2X S&P Select Sector Financial ETF (symbol:  RFL)
Rydex 2X S&P Select Sector Health Care ETF (symbol:  RHM)
Rydex 2X S&P Select Sector Technology ETF (symbol:  RTG)
Rydex Inverse 2x Russell 2000 ETF (symbol:  RRZ)
Rydex Inverse 2x S&P MidCap 400 ETF (symbol:  RMS)
Rydex Inverse 2X S&P Select Sector Energy ETF (symbol: REC) Rydex Inverse 2X S&P Select Sector Financial ETF (symbol: RFN) Rydex Inverse 2X S&P Select Sector Health Care ETF (symbol: RHO) Rydex Inverse 2X S&P Select Sector Technology ETF (symbol: RTW)

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation was notified that the Trust's Board of Trustees determined that closing and liquidation of the Funds was in the best interests of the Funds and the Funds' shareholders. Accordingly, the Funds were suspended from trading on NYSE Arca prior to the opening of business on Monday, May 24, 2010.